INVESTOR CONTACT: Mark Kochvar S&T Bancorp, Inc. Chief Financial Officer 724.465.4826 mark.kochvar@stbank.com
FOR IMMEDIATE RELEASE
S&T Bancorp Welcomes Peter G. Gurt to Board of Directors
INDIANA, Pa. - July 25, 2024 - S&T Bancorp, Inc. (S&T) (NASDAQ: STBA), the holding company for S&T Bank, announced today that Peter Gurt will join its board of directors. With over 35 years of experience in academic leadership and community engagement, Gurt brings a wealth of strategic competency to S&T’s board.
“I am personally delighted to welcome Peter to our board. His leadership expertise and experience in building successful programs to educate children across Pennsylvania is directly aligned with our people-forward purpose and the values we live by at S&T,” said Chris McComish, chief executive officer.
Since 2014, Gurt has served as president of Milton Hershey School (MHS). The school’s mission is to provide a home and school to children in social and financial need. Under his leadership, MHS has grown to record enrollment of more than 2,200 students. Since October 2020, he has also served as president of Catherine Hershey Schools for Early Learning (CHS), a network of Early Childhood Education centers across Pennsylvania. CHS provides an educational, social and cognitive day program to children from six weeks to age five, with all costs covered.
“We are excited to welcome Peter to our board of directors,” said Christine Toretti, S&T board chairperson. “His commitment to childhood education in Pennsylvania and dedication to being a community servant will be of considerable value as S&T continues to focus on making a meaningful impact in the markets we serve.”
Gurt holds a master’s degree in education from The Pennsylvania State University in Harrisburg and a bachelor’s degree in business administration from Temple University. In 2023, he also received an honorary doctorate degree in education from Elizabethtown College for his contributions to this field.
“As a new board member, I am enthusiastic about helping S&T continue to bring their people-forward purpose to life. I value the long-standing customer and community relationships that are the foundation of its success and look forward to participating in advancing the Bank’s strategic growth,” said Gurt.
About S&T Bancorp, Inc. and S&T Bank
S&T Bancorp Inc. is a $9.6 billion bank holding company that is headquartered in Indiana, Pennsylvania, and trades on the NASDAQ Global Select Market under the symbol STBA. Its principal subsidiary, S&T Bank, was established in 1902 and operates in Pennsylvania and Ohio. For more information, visit stbancorp.com or stbank.com. Follow us on Facebook, Instagram and LinkedIn.